NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

Dateline:	Fergus Falls, Minnesota
For release:	May 7, 2007	Financial Media
Otter Tail Corporation Announces First Quarter Earnings; Maintains 2007 Earnings Guidance
     Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the quarter ended March 31, 2007 with the following highlights:
•	Record first quarter revenues of $301 million.

•	Consolidated net income from continuing operations of $10.4 million for the first quarter of 2007 compared with $14.9 million for the first quarter of 2006.

•	Diluted earnings per share from continuing operations of $0.34 for the first quarter of 2007 compared with $0.50 for the first quarter of 2006.
     Announcements:
•	On March 29, 2007 Otter Tail Power Company and Minnkota Power Cooperative jointly announced an agreement with FPL Energy to develop the Langdon Wind Project, projected to be the largest wind farm in North Dakota. Otter Tail Power Company will own 40.5 megawatts of the farm’s installed capacity, and will purchase the energy from an additional 19.5 megawatts of installed capacity annually for a 25-year period.

•	On April 9, 2007 the Board of Directors declared a quarterly common stock dividend of 29.25 cents per share.

•	On April 13, 2007 the corporation increased the amount available under its line of credit used to support the working capital needs and other capital requirements of its electric operations from $25 million to $50 million.

•	On May 2, 2007 the corporation’s wind tower manufacturer, DMI Industries, Inc., announced plans to add a third wind tower production facility, which will give the company one of the largest annual tower fabrication capacities in North America. The new location is in Tulsa, Oklahoma, and if approvals and permits are obtained, the plant is expected to be operational in 2008.

•	The corporation reaffirms its 2007 diluted earnings per share guidance from continuing operations to be in the range of $1.60 to $1.80.
“Our first quarter operating results for 2007—while lower than last year’s exceptional results—are close to our internal expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “We are pleased to reach record revenues for the first quarter and are satisfied with net income results. Our electric segment earnings were down, in part from nonrecurring items affecting wholesale energy marketing results. Although earnings from our plastics companies were lower than the prior year, this segment continues to perform at levels higher than anticipated. Our manufacturing, health services and food ingredient processing segments all improved over the same quarter a year ago. We reaffirm our 2007 diluted earnings per share guidance to be within the range of $1.60 to $1.80.”
Erickson noted Otter Tail Corporation once again has been listed in Mergent’s Dividend Achievers, which each year recognizes those companies that consistently reward their shareholders through outstanding records of dividend increases. To qualify as a dividend achiever, a company must have raised its annual cash dividend for at least 10 consecutive calendar years. The 2007 Dividend Achievers Index consists of 330 stocks. Otter Tail Corporation has paid dividends on its common stock each quarter since 1938 without interruption or reduction and has increased its dividends annually since 1975.
Segment Performance Summary
Electric
Electric revenues increased 9.0% to $90.0 million in the first quarter of 2007 from $82.6 million in the first quarter of 2006 mainly due to a $7.8 million increase in retail electric revenues. Net income in the electric segment decreased for the quarter ended March 31, 2007 to $5.9 million compared with $9.5 million for the quarter ended March 31, 2006.
The main contributor to the increase in retail revenues was a $6.3 million increase in Fuel Clause Adjustment (FCA) revenues related to increased fuel and purchased power costs incurred to serve retail customers. The remaining $1.5 million increase in retail revenues was due to a 3.8% increase in retail kilowatt-hour (kwh) sales resulting from a 10.4% increase in heating degree days between the quarters. FCA revenues in the first quarter of 2006 included the reversal of a $1.9 million refund provision established in December 2005 for FCA revenues collected in 2005 related to certain Midwest Independent Transmission System Operator (MISO) costs incurred in 2005. Wholesale electric revenues from company-owned generation were $6.0 million for the quarter ended March 31, 2007 compared with $5.4 million for the quarter ended March 31, 2006. Wholesale revenues from company-owned generation increased as a result of a 137% increase in the price per kwh sold despite a 52.5% decrease in wholesale kwh sales from company-owned generation. Net losses from the resale of purchased power combined with net mark-to-market losses on forward energy contracts were $1.8 million for the quarter ended March 31, 2007 compared with $0.6 million for the quarter ended March 31, 2006. In the first quarter of 2007, the net losses from energy trading activities were the result of a $1.7 million charge to earnings for the expected reallocation of MISO revenue sufficiency guarantee (RSG) charges on virtual supply transactions going back to April 25, 2006 as a result of a March 15, 2007 Federal Energy Regulatory Commission (FERC) order. Electric operating and maintenance expenses increased $3.4 million between the quarters mainly as a result of increased labor costs related to wage increases and a reduction in capitalizable expenses between the quarters.
Plastics
The plastics segment’s revenues and net income were $37.8 million and $2.8 million, respectively, in the quarter ended March 31, 2007 compared with $38.1 million and $4.6 million in the quarter ended March 31, 2006. The decrease in revenues and net income reflects the effect of falling resin prices for PVC and PE pipe compared with the same period a year ago. A 35.9% increase in pounds of pipe sold between the quarters was offset by a 26.6% decrease in revenue per pound of pipe sold. While the price per pound of pipe sold decreased by 26.6%, the cost per pound sold only decreased by 20.0%, resulting in a $1.7 million decrease in net income between the periods.
Manufacturing
The manufacturing segment’s revenues and net income were $86.2 million and $2.5 million, respectively, in the quarter ended March 31, 2007 compared with $68.3 million and $2.2 million in the quarter ended March 31, 2006. DMI Industries, Inc. recorded increases of $17.2 million in revenue and $0.7 million in net income between the quarters as a result of increased wind tower production and sales activity. At BTD Manufacturing, Inc., revenues were down $0.7 million but net income was up slightly between the quarters as a 10% decrease in units sold was more than offset by a 15.2% increase in average profit margin per unit sold. At T.O. Plastics, Inc., a $1.1 million increase in revenue was more than offset by a $1.1 million increase in cost of goods sold and a $0.3 million increase in other operating expenses, resulting in a $0.2 million decrease in net income between the quarters. At ShoreMaster, Inc., revenues increased $0.4 million while net income decreased $0.3 million between the quarters as a result of higher operating and maintenance expenses mainly related to increased labor, sales commission and marketing expenditures.

Health Services
The health services segment’s revenues and net income were $33.0 million and $0.9 million, respectively, in the quarter ended March 31, 2007 compared with $32.1 million and $0.3 million in the quarter ended March 31, 2006. Revenues from equipment sales and servicing increased $0.6 million and revenues from scanning and other related services increased $0.3 million between the quarters. Revenue per scan increased 14.2% while the number of scans completed decreased 14.0% between the quarters. Cost of goods sold decreased $0.4 million between the quarters primarily as a result of higher commissions earned by the health services segment on sales made by Phillips in the health services segment service territory compared with equipment sales made directly by the health services segment. The $0.3 million increase in operating expenses is mainly due to higher labor expenses.
Food Ingredient Processing
The food ingredient processing segment recorded revenues of $19.5 million and net income of $0.4 million in the quarter ended March 31, 2007 compared with revenues of $9.4 million and a net loss of $1.0 million in the quarter ended March 31, 2006. A 70.3% increase in pounds of product sold combined with a 22.4% increase in the price per pound of product sold between the quarters was partially offset by a 7.1% increase in the cost per pound of product sold.
Other Business Operations
Other business operations had a net loss of $2.3 million in the quarter ended March 31, 2007 compared with a net loss of $0.7 million in the quarter ended March 31, 2006. The increase in net losses between the periods was due to a $0.8 million after-tax increase in corporate expenses, mainly related to higher labor and professional service costs. The corporation’s construction companies had a $0.7 million decrease in net income due to lower profit margins on work completed in the first quarter of 2007 compared to the first quarter of 2006.
2007 Expectations
Otter Tail Corporation anticipates 2007 diluted earnings per share from continuing operations to be in a range from $1.60 to $1.80. Contributing to the earnings guidance for 2007 are the following items:
•	The corporation expects earnings in the range of $19.0 million to $22.5 million in the electric segment in 2007. This change from the original guidance is impacted primarily by lower than expected margins on virtual supply transactions in 2007 relating to the FERC order requiring RSG charges on virtual supply transactions going back to April 25, 2006. This order is expected to have a downward impact on the margins from virtual supply transactions for the remainder of 2007.

•	The corporation expects the plastics segment’s earnings performance to be in the range of $5.5 million to $8.0 million in 2007 because of stronger than expected first quarter performance.

•	Continued enhancements in productivity and capacity utilization, strong backlogs and an announced expansion of DMI’s Fort Erie, Ontario facility that will increase the facility’s production capacity by 30%, are expected to result in increased net income in the manufacturing segment in 2007.

•	The corporation expects moderate net income growth in the health services segment in 2007.

•	The corporation expects its food ingredient processing business to generate net income in the range of $2.0 million to $4.0 million in 2007.

•	The other business operations segment is expected to have lower earnings in 2007 compared with 2006 due to an expected return to more normal unallocated corporate cost levels. The construction companies are expected to have a strong 2007 given current backlogs.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2007 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.
•	Future operating results of the electric segment will be impacted by the outcome of a rate case to be filed in Minnesota in late 2007.
•	Certain MISO-related costs currently included in the FCA in Minnesota retail rates may be excluded from recovery through the FCA and subject to future recovery through rates established in a general rate case.
•	Weather conditions can adversely affect the corporation’s operations and revenues.
•	Electric wholesale margins could be further reduced as the MISO market becomes more efficient.
•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.
•	The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.
•	Wholesale sales of electricity from excess generation could be reduced by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	The corporation’s electric segment has capitalized $6.5 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of March 31, 2007. Should approvals of permits not be received on a timely basis, the project could be at risk. If the project is abandoned for permitting or other reasons, these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.
•	The corporation’s manufacturer of wind towers operates in a market that has been dependent on the Federal Production Tax Credit. This tax credit is currently in place through December 31, 2008. Should this tax credit not be renewed, the revenues and earnings of this business could be reduced.
•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.
•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.
•	The corporation’s plan to grow its nonelectric businesses could be limited by state law.
•	Competition is a factor in all of the corporation’s businesses.
•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.
•	Volatile financial markets could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.
•	The price and availability of raw materials could affect the revenue and earnings of the corporation’s manufacturing segment.
•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.
•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.
•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.
•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation
Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three months ended March 31, 2007 and 2006 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three months ended March 31, 2007 and 2006
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2007	2006
Operating revenues by segment:
Electric	$89,980	$82,584
Plastics	37,819	38,105
Manufacturing	86,225	68,257
Health services	32,963	32,076
Food ingredient processing	19,495	9,350
Other business operations	35,796	28,279
Intersegment eliminations	(1,157)	(844)

Total operating revenues	301,121	257,807

Operating expenses:
Fuel and purchase power	42,436	33,542
Nonelectric cost of goods sold (excludes depreciation; included below)	164,659	132,394
Electric operating and maintenance expense	29,401	26,025
Nonelectric operating and maintenance expense	30,758	26,248
Depreciation and amortization	13,093	12,224

Total operating expenses	280,347	230,433

Operating income (loss) by segment:
Electric	11,473	16,660
Plastics	4,867	7,747
Manufacturing	5,938	5,074
Health services	1,812	783
Food ingredient processing	781	(1,572)
Other business operations	(4,097)	(1,318)

Total operating income — continuing operations	20,774	27,374

Interest charges	4,868	4,444
Other income and deductions	273	428
Income taxes — continuing operations	5,771	8,503

Net income (loss) by segment — continuing operations:
Electric	5,922	9,458
Plastics	2,828	4,576
Manufacturing	2,539	2,245
Health services	948	321
Food ingredient processing	449	(1,010)
Other business operations	(2,278)	(735)

Total net income — continuing operations	10,408	14,855

Net income from discontinued operations net of taxes of $0 and $69 for the respective periods	—	105

Total net income	10,408	14,960
Preferred stock dividend	184	184

Balance for common:	$10,224	$14,776

Average number of common shares outstanding—basic	29,503,252	29,325,986
Average number of common shares outstanding—diluted	29,756,904	29,676,117

Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.35	$0.50
Discontinued operations	$—	$—

	$0.35	$0.50

Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.34	$0.50
Discontinued operations	$—	$—

	$0.34	$0.50

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	March 31,	December 31,
	2007	2006
Current assets
Cash and cash equivalents	$—	$6,791
Accounts receivable:
Trade—net	151,645	135,011
Other	10,388	10,265
Inventories	100,570	103,002
Deferred income taxes	8,179	8,069
Accrued utility revenues	28,676	23,931
Costs and estimated earnings in excess of billings	48,227	38,384
Other	16,929	9,611
Assets of discontinued operations	289	289

Total current assets	364,903	335,353

Investments and other assets	31,241	29,946
Goodwill—net	98,110	98,110
Other intangibles—net	20,858	20,080

Deferred debits:
Unamortized debt expense and reacquisition premiums	5,994	6,133
Regulatory assets and other deferred debits	49,177	50,419

Total deferred debits	55,171	56,552

Plant
Electric plant in service	936,575	930,689
Nonelectric operations	242,745	239,269

Total	1,179,320	1,169,958
Less accumulated depreciation and amortization	488,769	479,557

Plant—net of accumulated depreciation and amortization	690,551	690,401
Construction work in progress	37,603	28,208

Net plant	728,154	718,609

Total	$1,298,437	$1,258,650

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	March 31,	December 31,
	2007	2006
Current liabilities
Short-term debt	$74,100	$38,900
Current maturities of long-term debt	3,114	3,125
Accounts payable	122,219	120,195
Accrued salaries and wages	21,059	28,653
Accrued federal and state income taxes	6,076	2,383
Other accrued taxes	11,202	11,509
Other accrued liabilities	13,114	10,495
Liabilities of discontinued operations	197	197

Total current liabilities	251,081	215,457

Pensions benefit liability	42,915	44,035
Other postretirement benefits liability	32,764	32,254
Other noncurrent liabilities	20,122	18,866

Deferred credits
Deferred income taxes	112,136	112,740
Deferred investment tax credit	7,896	8,181
Regulatory liabilities	62,995	63,875
Other	1,204	281

Total deferred credits	184,231	185,077

Capitalization
Long-term debt, net of current maturities	254,804	255,436
Class B stock options of subsidiary	1,255	1,255

Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	148,251	147,609
Premium on common shares	101,985	99,223
Retained earnings	246,467	245,005
Accumulated other comprehensive loss	(938)	(1,067)

Total common equity	495,765	490,770

Total capitalization	767,324	762,961

Total	$1,298,437	$1,258,650